EXHIBIT 4.10

CONTRACT FOR THE “SUPPLY, INTEGRATION AND MAINTENANCE SERVICES, OF THE NATIONWIDE IT SOLUTION OF [          ] .”

The following parties appear for the signing of this Contract, (Hereinafter indistinctively: the “Contract” or the “Agreement”): [          ], referred to as “THE CONTRACTING PARTY” or “THE CUSTOMER”; and, ON TRACK INNOVATIONS LTD OTI, a company of Israeli nationality [          ] will be referred to as “THE CONTRACTOR” or “THE COMPANY”; and, by the rights they represent, freely and voluntarily agree to enter into this Contract according to the content of the following clauses::

FIRST.- BACKGROUND:

1.1.	[ ].

1.2.	[ ].

1.3.	[ ] .

1.4.	[ ].

1.5.	[ ].

1.6.	[ ].

1.7.	[ ].

1.8.	[ ].

1.9.	[ ].

1.10.	[ ].

1.11.	[ ].

1.12.	[ ].

1.13.	[ ].

SECOND .- CONTRACT DOCUMENTS:

2.1. The following documents, which must be recorded, are an integral part of the Contract:

2.1.1. The documents certifying the quality of the parties present and their ability to conclude the contract;.

2.1.2	[ ]

2.1.3.	[ ].

2.1.4.	[ ].;

Unofficial Translation

2.1.5. The Certification of budget availability; and,

2.1.6. The Award Resolution.

2.2. The following documents, which must not be recorded, are part of the contract:

2.2.1. The pre-contractual documents of the project that is contracted; including the bidding specifications of the process, particularly section V called “General and technical specifications”, in which the following subsections are included:

“5.1 General Project Information (in which the technology and the architecture of the system are stated)

5.2 Roles and responsibilities provided for the implementation of the project (scope of the responsibilities assumed by each one of the parties)

5.3 Project management methodology

5.4 Maintenance obligations

5.5 Confidentiality obligations

5.6 Form formats”

2.2.2. The technical and financial offer submitted by the Contractor, included in it: the detailed description of the characteristics and technical specifications of the good and services offered; form No. 6 which states the List of Goods, services and prices, as well as the Project Implementation  Plan (Schedule);

2.2.3. The following Guarantees:

2.2.3.1. Of Full Compliance with the Contract

2.2.3.2. For the advance payment

2.2.3.3. Technical Guarantees

2.2.4. The following appendices:

APPENDIX A: Payment Terms
APPENDIX B: Import Procedure
APPENDIX C: Scope of Responsibility
APPENDIX D: Project Execution Terms

THIRD.- INTERPRETATION AND DEFINITION OF TERMS:

The terms of the Contract should be interpreted in a literal sense, in the context thereof, and whose purpose clearly discloses the intention of the contracting parties. In any case its interpretation follows the following rules: 1) When the terms are defined in the laws of [          ], it will meet the definition. 2) If they are not defined in the laws of [          ] it will be in accordance to what is provided in the contract, in accordance with the definitions outlined below; and, in its literal and obvious sense, in accordance with the contractual purpose and intention of the contracting parties. 3) In case of its lack or inadequacy the rules contained in [          ] will be applied.

Unofficial Translation

In this Contract, the following terms have the meanings detailed below:

•	“System”.-
 The IT solution required for the nationwide expansion of the Pilot Plan implemented in the city of [          ], including the hardware, software, and other required services, as it is described in the technical specifications including the provision of [          ]  electronic identification cards; system which must contain among other features the capacity to verify the real identity of the identification card holders by biometric information.

•	“Electronic Identification Card”.-	Electronic person identification document, which includes, among other features, the capability to ensure the true identity of the cardholders by biometric information.

•	“Material breach”.-	a breach of commitment, obligation, warranty or representation of any provision of the following clauses or appendices in this Contract: Terms of Payment, Guarantees, and Confidentiality.

•	“Main System”.-	The components that enable people to register and obtain the new electronic identification card and inscriptions of various kinds, based on OTI´s Magna system.

•	“Final Delivery”.-	The final delivery of all the goods and services as detailed in the List of Goods and Services provided for in the proposal submitted by OTI.

If there are inconsistencies between the Contract and the documents thereof, the Contract provisions will prevail. If there are contradictions between the contractual provisions, the contracting Entity will determine the prevalence of a text, in accordance with the contractual purpose. If the CONTRACTOR´S bid contained in its offer differs from the content of the bidding specifications or if it specifies its scope, the content of said offer will apply for the contractual implementation.

FOURTH.- OBJECT OF THE CONTRACT:

THE CONTRACTOR is committed and obligated toward THE CONTRACTING PARTY to the SUPPLY, INTEGRATION AND MAINTENANCE SERVICES, OF THE NATIONWIDE IT SOLUTION OF [          ], according to 1. The technical terms and specifications that are stated in the bidding specifications, particularly in section V (General and technical specifications); 2. the technical and financial offer submitted by the CONTRACTOR including: 2.1.  the detailed description of the technical features and specifications of the goods and services offered; 2.2. form No. 6 in which the List of goods and services and prices is stated; 2.3. the Project Implementation Plan (schedule), and 3) in the stipulations of this contract.

The technological project to be implemented entails developing the required IT system [          ] The project includes the implementation of the methodology to develop the required change and includes the development of an IT system or software, using the technology implemented in the [          ] Pilot Plan; the provision and installation of the equipment, the peripherals and the computer servers required on a national scale; and, the necessary training process; all of which must be subject to the detailed requirements, terms and conditions included in the Technical Specifications. Consequently, THE CONTRACTOR is obligated to deliver the required IT system on a national scale in operating conditions, which includes everything necessary for enrolment and personal data capture and to print and manage the electronic identification cards, as well as to provide the technical support to carry out the project, the necessary design, development, and integration so that the IT solution may be implemented nationwide, according to the agreed upon technical conditions.

Unofficial Translation

The goods and services to be provided as the object of the present contract, will only use the existing system implemented in the [          ] Pilot Plan.

The importation of [          ] electronic identification cards and/or the equipment or systems required pursuing this contract will be carried out according to the procedure stated in APPENDIX B.

For the implementation of the project, object of this contract the content of the Bidding specifications will be observed, the offer submitted by the CONTRACTOR in which the project implementation mechanisms are specified, as well as the terms pointed out in APPENDIX D.

FIFTH.- PRICE AND PAYMENT METHOD:

THE CONTRACTING PARTY will pay THE CONTRACTOR for the execution of this contract, the total amount of TWENTY SEVEN MILLION NINE HUNDRED AND NINETY THOUSAND SEVEN HUNDRED AND SEVENTY SEVEN DOLLARS OF THE UNITED STATES OF AMERICA (USD. 27,990,777,00), amount which does not include the Value Added Tax VAT.

[          ]

The payment method is stated in APPENDIX A of this contract.

It is expressly provided herein that the CONTRACTOR assumes as its responsibility the payment of tax obligations generated from the signing and execution of this Contract; and that are provided by [          ] law as of the signing of this Contract. Any additional tax charges that eventually will be generated after the signing of this Contract, which are different from the ones presently existent under [          ] law, will be assumed directly by the CONTRACTING PARTY as well as the payment of eventual taxes related to transfers or imports that the contracting entity acquires. The withholdings generated by the signing of this Contract or that come from the payment of invoices related thereto will be deducted and made by the [         ] of "THE CONTRACTING PARTY”, in accordance with current tax legislation.

During the execution of the contract, [          ] must pay the taxes in [          ] related to the nationalization of the corresponding BOM (Bill of Materials) Components (pointed out in form No. 6 of the bid submitted by the Contractor in which the List of goods, services and prices of the Project delivered by the Contractor is stated.

The payments that the [          ] makes to bank accounts overseas, by virtue of the signing of the contract, will not be subject to taxes related to the outflow of capital, given its public nature.

The correct financial implementation of payments, as to the accuracy, legality and ownership thereof, shall be the responsibility of the [          ] of “THE CONTRACTING PARTY”.

“THE CONTRACTING PARTY” must pay all taxes in [          ] related to the nationalization of Project Components delivered by “THE CONTRACTOR”; including the transportation expenses to the destination.

SIXTH.- TERM:

The term of this Contract is 30 calendar months, counting from the Commencement Date, which shall be the date on which the Advance payment is actually received from "THE CONTRACTING PARTY”; meaning that the funds are credited to the bank account designated by “THE CONTRACTOR”.

Unofficial Translation

SEVENTH.- GUARANTEES:

7.1
Guarantee of Due Fulfillment of the Contract.- THE CONTRACTOR, according to what is provided in [          ], upon signing this contract submits the due fulfillment guarantee/s to THE CONTRACTING PARTY, to guarantee compliance thereof, as well as the obligations that are contracted on behalf of third parties related to the contract.

This/ese guarantee/s, in accordance with [          ], will be issued for five percent (5%) of the contract amount.

7.2
Advance Payment Guarantee.- To ensure the proper utilization of the advance payments that THE CONTRACTING PARTY makes, THE CONTRACTOR will deliver on behalf of THE CONTRACTING PARTY, prior to receiving them, the bank guarantee/s for an amount equivalent to the total of the advance payment; that is, 40 % of the contract amount. The guarantee/s will be reduced to the extent that the advance payment is amortized, until its/their total payment.

7.3
Balance Guarantee.- In order to guarantee the 60% balance of the amount of the contract, before receiving the corresponding amount, THE CONTRACTOR will deliver to THE CONTRACTING PARTY the bank guarantee/s for an amount equivalent to the total amount that is received and according to APPENDIX in which the payment method is stated. The guarantee/s will be reduced to the extent that the advance payment is amortized, until its/their total payment.

7.4
Technical Guarantees.- To ensure quality and proper functioning of the electronic identification cards, to be delivered under the fulfillment of this contract, THE CONTRACTOR, upon signing the contract, and as an integral part thereof, provides a technical guarantee that will be valid for 10 years.

In the same manner, in order to guarantee the quality and proper functioning of the electronic identification system to be delivered under the fulfillment of this contract, THE CONTRACTOR, upon signing the contract, and as an integral part thereof, delivers a technical guarantee that will remain valid under the conditions provided in the document issued to that effect by THE CONTRACTOR as part of the offer.

These guarantees are independent and will survive after the principal obligation is fulfilled. These guarantees will enter into force upon the delivery/receipt of the goods.

THE CONTRACTOR is required to maintain the due fulfillment guarantee/s of the contract until receipt thereof, which extinguishes the agreed obligations; the Advance Payment guarantee/s, as well as the Balance Payment guarantee/s, until their payment and as to the unamortized portion of said amounts; and, the technical guarantees until the end of their term.

EIGHTH.- TERM EXTENSIONS:

The entire term or partial terms of this Contract will be extended automatically in the following cases:

a)	Due to force majeure alleged by THE CONTRACTOR and accepted as such by THE CONTRACTING PARTY;
b)	Due to suspensions in the execution of the contract ordered by THE CONTRACTING PARTY, and not due to causes attributable to the CONTRACTOR; for the duration of the suspension;

Unofficial Translation

c)
Due to delays or breach of the contractual obligations by THE CONTRACTING PARTY, whether related to its payments to be made under this Contract or any other obligation of THE CONTRACTING PARTY. Such breach or delay will cause an automatic extension of such length of time as will be justified by THE CONTRACTOR. To this effect, the parties agree that breaches or delays will generate time extensions for a period equal to, or greater than, the length of time of the delay caused by THE CONTRACTING PARTY; without it being possible to demand THE CONTRACTOR’s fulfillment of its obligations as long as THE CONTRACTING PARTY’s contractual obligations remain unfulfilled.

In cases of extensions, the parties will develop a new time schedule which, after being signed and accepted by them, will replace the original or precedent and will have the same contractual value as the replaced contract

NINTH.- FINES:

For each day of delay in implementing the contractual object described in clause four of this contract, for reasons directly attributable to THE CONTRACTOR, it shall be fined with one per thousand (0.001) of the unpaid contract price until then; and as long as THE CONTRACTING PARTY has fulfilled its contractual obligations, including payments. If the amount of the fines exceeds 5% of the total amount of the Contract, THE CONTRACTING PARTY may terminate it before the termination date and unilaterally. Fines may not be reviewed nor returned under any circumstance.

Notwithstanding the foregoing, no penalty for delay will apply to THE CONTRACTOR, in each of the following cases:

a)	Due to delay that does not exceed 14 days,.
b)	If such delay is caused by the action of THE CONTRACTING PARTY (even in the event of delay in response to requests or requirements on the part of THE CONTRACTOR);
c)	If the delay will not result in a change in the Final Delivery Date of the Project.

TENTH.- OTHER OBLIGATIONS OF THE CONTRACTOR:

In addition to the obligations provided in this contract and its Appendices, THE CONTRACTOR is obliged to comply with any other obligation arising naturally and legally from the subject matter hereof and may be binding by being stated in any document thereof or in a statutory rule specifically applicable to it, which is accepted by THE CONTRACTOR.

ELEVENTH.- OBLIGATIONS OF THE CONTRACTING PARTY:

The obligations of THE CONTRACTING PARTY, apart from those provided in other clauses of the contract and its appendices, are the following:

a)	To comply with the obligations under the contract, and in the documents thereof, in an agile and timely manner.
b)	To provide timely solutions to problems arising in the execution of the contract and that are not attributable to THE CONTRACTOR.
c)	To facilitate the provision of work permits for foreign nationals working for THE CONTRACTOR, as may be required during the execution of this Contract.

TWELFTH.- CONTRACT ADMINISTRATOR:

The Contract Administrator will be [          ].

Unofficial Translation

THIRTEENTH.- INTELLECTUAL PROPERTY, SOURCE CODES, PERMITS, LICENSES, AND CONFIDENTIALITY:

The aspects related to intellectual property and the delivery of the Source Codes will be submitted to the terms provided in APPENDIX  D of this Contract.

THE CONTRACTING PARTY shall provide THE CONTRACTOR with all permits, licenses, authorizations, consents and approvals (including, but not limited to) environmental licenses and permits for implementation) as may be required, and carry out all relevant formalities for the Execution of this Project, including and without restriction: a) To allow the timely implementation of the project; b) To acquire at any moment and without any restriction whatsoever the necessary permits for the transfer of the CONTRACTOR´S funds exempt of al tariffs or taxes, in the form provided in the current law; c) in order to additionally offer support so that the foreign-national staff necessary for the implementation of the Project may have the necessary permanence permits.

The parties agree to respect and abide by the Confidentiality document, which is stated in subsection 5.5 of Section V of the Bidding Specifications of the Process

FOURTEENTH.- SEVERABILITY:

If any of the terms, clauses, provisions or part of this contract is declared unenforceable for any reason, the remaining terms, clauses, provisions and parts of it remain in full force, as though this contract were entered into without the location of the unenforceable provision that appears herein. In that event, the parties shall ensure that the contract be interpreted to give effect to the greatest extent possible and permitted by law, the meaning and intent of the unenforceable provision. If necessary, the parties will implement a provision that is legally valid and current and reflects to the greatest extent possible the intent of the parties, as included in the unenforceable provision.

FIFTEENTH.- DISPUTES:

15.01.- If divergences or controversies in the interpretation or implementation of this contract were to arise, when the parties should not arrive at a direct amicable agreement, they may use the alternative methods [          ].

In order for the arbitration to proceed, [          ], according to [          ].

15.02.- In case the parties opt for voluntary jurisdiction, the parties agree to submit the controversies related to this contract, its implementation, settlement and interpretation to arbitration and mediation and the following is agreed:

15.02.01.- Mediation.- All controversies or differences related to this contract, its implementation, settlement and interpretation, will be resolved with the assistance of a mediator from [          ]. In the event that the conflict were not resolved through this mechanism for the solution of controversies, the parties submit to Arbitration according to the following rules:

 15.02.02.- Arbitration.-

a)	The arbitration will be in Law.
b)	The parties submit to [ ].
c)	The provisions of the [ ] will be applicable, as well as those in the regulations of [ ].
d)	The Arbitration Tribunal will be made up of three arbitrators. The selection and constitution procedure of the Tribunal will be provided in the Law and in the Regulation of [ ].

Unofficial Translation

e)
The arbitrators will be attorneys preferably with experience in the subject matter that motivates the controversy. The designated arbitrators may or may not belong to the list of arbitrators of the [          ].

f)	Matters resolved through arbitral award will have the same validity as the final judgments passed by ordinary justice.
g)	[ ] legislation is applicable to this Contract and its interpretation, execution and settlement.
h)	The venue for the arbitration is the city of [ ].
i)	The language for the arbitration will be [ ].
j)	The term to issue the arbitral award will be a maximum of 90 days, counting from the moment of swearing in the arbitrator(s).

15.03.- If there should not be an agreement regarding the provoked divergence or divergences, and the parties decide to submit them to the procedure established in [          ],  [          ] that exercises jurisdiction in [          ] will be competent to address the controversy.

15.04.- [          ] legislation is the one applicable to this Contract. Consequently, the CONTRACTOR waives the right to use diplomatic recourse for all claims related to this Contract. If the CONTRACTOR should not comply with this commitment, the CONTRACTING PARTY may unilaterally terminate the contract and execute the guarantees.

If differences or disputes may arise in the interpretation or performance of this contract, the parties shall seek to reach an agreement that resolves the problem. In the absence of an agreement, the parties shall submit the matter at issue to mediation in [          ], in accordance with the provisions of [          ]. If there is no agreement in mediation, the dispute as prescribed in [          ] will be subject to the decision of [          ], in observance of [          ] law and the terms of this contract; for which purpose the parties waive jurisdiction and domicile. [          ].

SIXTEENTH.- TERMINATION OF THE CONTRACT:

As provided in [          ], this contract will end by:

16.1.	Full compliance with contractual obligations;
16.2.	Mutual agreement of the parties;
16.3.	Executed sentence declaring the nullity of the contract; or the termination of the contract at the request of THE CONTRACTOR;
16.4.	Unilateral declaration of THE CONTRACTING PARTY, in the event of breach by THE CONTRACTOR;
16.5.	Due to dissolution of THE CONTRACTOR´S legal person that does not originate from internal voluntary decision of the competent bodies of said legal person.

Ultimately the Contract ends with the fulfillment of contractual obligations or in advance for reasons attributable to the parties or by mutual agreement. The procedure for termination of the Contract, for the reasons outlined above, will be governed in accordance with [          ] and its Application regulation.

a. Termination by mutual consent.- Pursuant to the grounds established in [          ]; the parties can terminate the contract before the agreed upon date, in the event of the situations provided in such legal provision occur.

b. Unilateral termination of the Contract.- In accordance with the provisions of [          ] and following the procedure indicated in [          ] therein, THE CONTRACTING PARTY may decide to terminate this Contract, early and unilaterally, in the following cases:

1. Due to breach by THE CONTRACTOR;

Unofficial Translation

2. Due to bankruptcy of THE CONTRACTOR;
3. If the value of the fines exceeds the amount of the guarantee of due fulfillment of the contract;
4. Due to suspension of work at the discretion of THE CONTRACTOR, for more than sixty (60) days not due to force majeure or fortuitous events;
5. Due to the fact that contracts have been signed against the express prohibition of [          ] ;
6. In the other cases stipulated in this contract, according to their nature;
7. THE CONTRACTING PARTY may also decide to terminate the contract early and unilaterally when, faced with unexpected technical or financial circumstances or a fortuitous event or force majeure, duly verified, THE CONTRACTOR has not agreed to mutually terminate the contract. In this case, the guarantee of faithful performance of the contract will not be executed nor shall THE CONTRACTOR be recorded as breaching.

c. Termination for reasons attributable to the CONTRACTING PARTY.- The CONTRACTOR may demand termination of the contract for the following reasons attributable to the CONTRACTING PARTY:

1. Due to the breach of contractual obligations by more than sixty (60) days;
2. Due to the suspension of work for more than sixty (60) days, arranged by the entity without reasons of force majeure or fortuitous event;
3. Where due to unforeseen technical or financial circumstances or force majeure or fortuitous event, duly verified, THE CONTRACTING PARTY has not agreed to mutually terminate the contract.

In all cases of termination of this Contract, there will be receptions and settlements in accordance with the [          ]  General Application Regulation.

SEVENTEENTH.- ADDRESS, JURISDICTION, AND PROCEDURE:

For all purposes of this contract, the parties agree in designating their domicile in the city of [          ], THE CONTRACTOR waives any jurisdiction privileges that it may have due to domicile.

Disputes should be handled in accordance with the provisions in clause Fifteen of this contract.

For the effect of notifications or rectifications, the parties designate the following addresses:

The Contracting Party: [          ] .

The Contractor: [          ] .

EIGHTEENTH.- ACCEPTANCE AND SUBSCRIPTION:

Freely and voluntarily, after complying with all the requirements of the laws of matter, the parties expressly state their acceptance of everything agreed in this contract and its appendices, and submit to its stipulations, for which this contract is signed in three copies of equal value and content in the city of [          ]  on the 9th day of the month of December, 2009.

[ ]	ON TRACK INNOVATIONS LTD. OTI

[ ]	[ ]
CONTRACTING PARTY	CONTRACTOR

Unofficial Translation